EXHIBIT NO. 10.3

     Amendment No. 1 to Second Amended and Restated Employment Agreement between the Company, Rockland and Richard F. Driscoll, dated January 19, 1996 (the "Driscoll Employment Agreement"). Employment agreements between Rockland and Richard J. Seaman, Ferdinand T. Kelley, Debra A. Charbonnet and Raymond G. Fuerschbach are substantially similar to the Driscoll agreement. (Management contract under Item 601(10) (iii) (A)).

                        AMENDMENT NO. 1 TO SECOND AMENDED
                        AND RESTATED EMPLOYMENT AGREEMENT

     Reference is made to the Agreement dated and effective as of March 4, 1992 by and between Rockland Trust Company, a Massachusetts trust company (the "Company") and Richard F. Driscoll of Plymouth, Massachusetts (the "Executive"), as amended by a certain amendment dated and effective as of February 3, 1993, as amended and restated as of October 31, 1994 and as further amended and restated as of January 19, 1996 (the "Employment Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Employment Agreement.

                               W I T N E S S E T H

     WHEREAS, the Executive and the Company are desirous of amending certain provisions of the Employment Agreement to provide that certain additional benefits be paid to the Executive upon the occurrence of a change of control of Independent Bank Corp. ("IBC"), the parent bank holding company of the Company, where such occurrence is followed by a termination of the Executive's employment without cause or the Executive's resignation with good reason as such terms are defined in the Employment Agreement;

     WHEREAS, the Executive and the Company are desirous of amending the Employment Agreement as set forth above.

     NOW THEREFORE, in consideration of mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Section 5(c)(i) of the Employment Agreement is hereby amended and restated to read as follows:

        (c) Change in Control.

            (i) If during the term of this Agreement, any of the events constituting a Change of Control (as such term is defined in Section 5(c)(ii) hereof), shall be deemed to have occurred, and following such Change of Control, either (A) the Executive's employment with the Company and/or any of its parent, subsidiaries, affiliates, or successors by merger or otherwise as a result of the Change of Control, is terminated for any reason other than death, disability (as defined in Section 5(e) hereof) or for Cause (as such term is defined in Section 5(a)(ii) hereof), or (B) the Executive resigns for Good Reason (as such term is defined in Section 5(a)(iii) hereof) from employment with the Company and/or any of its parent, subsidiaries, affiliates, or successors by merger or otherwise as a result of the Change of Control, the Executive shall be entitled
(C)(x) to receive his then current Base Salary for a period of twenty four (24) months from the date of termination of this Agreement without Cause or resignation for Good Reason and to receive an amount equal to two (2) times the greater of (a) the aggregate amount of payments made to the Executive during the twelve (12) months preceding the date of termination of this Agreement without Cause or resignation for Good Reason, or (b) the aggregate amount of payments made to the Executive during the twelve (12) months preceding the Change of Control, in each case pursuant to any bonus or incentive compensation plan, including without limitation, the Rockland Trust Company Officer and Executive Incentive Compensation Plan, as amended from time to time, in each case payable in a lump sum cash payment immediately following such termination, and (C)(y)(1) to continue participation in the plans and arrangements described in clauses (b) and (f) of Section 4 hereof (to the extent permissible by law and the terms of such plans and arrangements) for the period of twenty four (24) months after such termination or resignation (the "Benefits Period"), or (C)(y)(2) at the election of the Executive at any time following termination of this Agreement and during the Benefits Period, to receive a gross bonus payment in an amount which after payment therefrom of all applicable federal and state income and employment taxes, will equal the cost to the Company at the time of the Executive's election, attributable to the Executive's participation in the plans and arrangements described in clauses (b) and (f) of Section 4 hereof for the Benefits Period less any portion thereof in which the Executive has continued his participation in such plans and arrangements described in clauses (b) and
(f) of Section 4 hereof in accordance with subsection 5(c)(i)(C)(y)(1) above; which payment shall be due following termination or resignation of the Executive's employment immediately upon the Executive's delivery of written notice to the Company of his election pursuant to subsection 5(c)(i)(C)(y)(2), and (C)(z) to have all stock options which have been granted to the Executive to immediately become fully exercisable and to remain exercisable for a period of three (3) months after the termination or resignation date (as the case may be), in accordance with the terms of the Plan and the relevant stock option agreement, and (C) (zz) upon his written notice to the Company during a period of three months following the termination or resignation date (as the case may be), to purchase his Company owned automobile at a purchase price equal to the book value of said automobile as carried on the books and records of the Company, plus all applicable excise taxes.

     2.   Ratification.

     All other provisions of the Employment Agreement shall remain unchanged and in full force and effect, and are hereby ratified and confirmed by the parties hereto.

     3.   Counterparts.

     This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original, but such counterparts shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Second Amended and Restated Employment Agreement as of July __, 1998.

                         ROCKLAND TRUST COMPANY

                         By:___________________________
                         Its:__________________________

                         INDEPENDENT BANK CORP.

                         By:___________________________
                         Its:__________________________

                         ------------------------------
                         RICHARD F. DRISCOLL